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                                                                    EXHIBIT 10.1

[STONEPATH GROUP LOGO]

                                December 1, 2006

Dennis L. Pelino
118 W. 4th Ct.
Miami Beach, FL  33139

      Re: Modification to Employment Agreement; Payment of Salary in Common
Stock

Dear Dennis:

      This letter agreement is intended to further amend your Amended and Restated Employment Agreement with Stonepath Group, Inc., dated February 22, 2002, as amended on March 11, 2004 (the "Employment Agreement"), and shall constitute a formal binding modification to such Employment Agreement with respect to the following subject matter:

      1. Modification to Base Salary. Effective as of November 20, 2006, the cash portion of your Base Salary of $360,000 under Paragraph 3.1(a) of the Employment Agreement shall be paid partially in cash ("Cash Amount") and partially in stock ("Stock Amount").

            a. At each bi-weekly payroll period, the Cash Amount shall be $4,000.00, from which amount the following shall be deducted each period (collectively, "Mandatory and Elective Deductions"): (i) applicable federal and state income taxes, (ii) applicable social security, Medicare and other employment related deductions, (iii) medical and dental premium related payments as requested by Executive, and (iv) 401(k) contributions as requested by Executive. The remainder of the Cash Amount, if any, after all such deductions have been made, shall be paid to Executive by check or direct deposit, as requested by Executive. In the event the Cash Amount is insufficient to cover such Mandatory and Elective Deductions, the Cash Amount shall be increased by an amount necessary to do so.

            b. The Stock Amount shall consist of an amount equal to the bi-weekly portion of Base Salary due minus the Cash Amount. The Stock Amount shall be divided by the average closing price of the Company's common stock over all days on which the Company's Common Stock was traded during the applicable payroll period to yield that number of shares to be issued to Executive for such payroll period (the "Shares"). Promptly after each payroll period, Employer shall notify and instruct its transfer agent to issue the Shares to Executive. Executive understands and acknowledges that the issuance of such shares will be subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, for so long as Executive is a person subject to the reporting requirements of such rules.

            c. The Modification to Base Salary contained in this Section 1 shall continue in full force and effect for one year from the date of this letter agreement, and shall be renewable upon the mutual written agreement of Employer and Executive. Executive acknowledges that such modification to Base Salary constitutes a binding contract and written plan, to which

                             Stonepath Group, Inc.
                               World Trade Center
                           2200 Alaskan Way, Suite 200
                                Seattle, WA 98121
               T: (206) 336-5400               F: (206) 336-5401

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[STONEPATH GROUP LOGO]

Executive may not execute subsequent influence over how, when, or whether to effect such purchases of Employer's common stock for such one-year term.

      2. Modification to Benefits. Effective as of November 17, the Employer shall cease to pay the annual premium on any life insurance policies under Paragraph 3.1(c)(ii) of the Employment Agreement.

      3. Miscellaneous.

            a. Capitalized terms used herein shall, unless otherwise defined herein, have the meanings ascribed to them in the Employment Agreement; and

            b. Except as set forth herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

      Please indicate your assent to the above modifications to the Employment Agreement by signing in the space below.

                                           Sincerely,

                                           STONEPATH GROUP, INC.

                                           /s/ Robert Arovas
                                           ------------------------
                                           Robert Arovas
                                           Chief Executive Officer

Accepted and acknowledged:

/s/ Dennis L. Pelino
---------------------------------
Dennis L. Pelino, an individual

                             Stonepath Group, Inc.
                               World Trade Center
                           2200 Alaskan Way, Suite 200
                                Seattle, WA 98121
               T: (206) 336-5400               F: (206) 336-5401